UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2010

CLEANTECH INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53511	98-0516425
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China	112616
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 0410-6129922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2010, CleanTech Innovations, Inc. (the “Company”) completed a closing of US $20,000,000 in a combination of equity and debt offerings through accredited institutional investors. In a private placement of equity (the “Offering”), the Company sold 2,500,000 Units (as defined below) at an offering price of $4.00 per Unit for $10,000,000. The “Units” sold consist of one share of our common stock, par value $.00001 per share (the “Common Stock”), and a warrant to purchase, in the aggregate, 1,687,500 shares of Common Stock at an exercise price of $4.00 per share (the “Warrants”). The Warrants are immediately exercisable and expire on the fifth anniversary of their issuance. The purchasers of the Units received registration rights pursuant to a Registration Rights Agreement requiring the Company to file a registration statement within 14 days of the closing of the Offering for the registration of the shares of Common Stock issued in the Offering and the shares of Common Stock issuable upon exercise of the Warrants. The foregoing descriptions are not complete and are qualified in their entirety by reference to the full text of the forms of the Warrant and Registration Rights Agreement attached hereto as Exhibits 4.5 and 4.6, respectively.

The purchasers of the Units have entered into share lockup agreements with the Company, pursuant to which they have agreed not to sell any of their shares of Common Stock for a period of three months from the date we file a registration statement registering the shares of Common Stock issued in the Offering and shares of Common Stock that may be issued upon exercise of the Warrants.

Concurrently with the foregoing Offering, on December 13, 2010, the Company entered into a long-term loan agreement pursuant to a Loan Agreement (the “Loan Agreement”) with NYGG (Asia), Ltd. (the “Lender”) in the amount of $10,000,000. Under the terms of the Loan Agreement, we agreed to an annual interest rate of 10% payable quarterly beginning on completion of the debt financing. The principal amount and any unpaid interest accrued thereon is due on March 1, 2012 (the “Maturity Date”). The Lender may demand payment of the outstanding principal and interest at any time (i) if our quarterly interest payments are late for more than 5 days from any interest payment due date; (ii) if and after we complete any financing of at least $10,000,000 in one or a series of transactions, excluding the current equity Offering, prior to the Maturity Date; or (iii) in the event of a change of control or upon material organic changes to the Company. The terms of any subsequent financing or material change to the Company is subject to Lender’s consent. The loan is evidenced by the Loan Agreement and a 10% Promissory Note (the “Note”) in the amount of $10,000,000. The foregoing descriptions of the Loan Agreement and Note are qualified in their entirety by reference to the full text of those documents attached hereto as Exhibits 10.15 and 10.16, respectively.

We issued the securities in the Offering and the Note pursuant to exemptions from registration under Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The securities issued in the Offering have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

For its assistance in the Offering, we paid a one-time fee of $1,000,000 to a placement agent and warrants to purchase 300,000 shares of Common Stock under the same terms as the Warrants issued in the Offering. We also paid the placement agent a one-time fee of $100,000 for its assistance in arranging the loan.

We will use the net proceeds of the financing to retire short-term debt obligations, provide necessary growth capital in time to fund the manufacturing of significant wind tower supply contracts already received, participate in new wind tower contract bids and fulfill a significant amount of new wind tower contracts we anticipate receiving in December 2010 and early 2011 from some of China’s largest state-owned utilities.

The Newman Law Firm, PLLC, New York, New York, acted as corporate and securities counsel for the Company in connection with this Offering. Orrick, Herrington & Sutcliffe LLP, New York, New York, acted as counsel for the placement agent in connection with this Offering.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.5	Form of Warrant
4.6	Form of Registration Rights Agreement
10.15	Loan Agreement between NYGG (Asia), Ltd. and CleanTech Innovations, Inc., dated December 13, 2010
10.16	10% Promissory Note, dated December 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANTECH INNOVATIONS, INC.
(Registrant)

Date:	December 16, 2010	By:	/s/ Bei Lu
		Name:	Bei Lu
		Title:	Chief Executive Officer